Exhibit 99.1

NovaDel Announces $1.5 Million Equity Financing

Bridgewater, NJ – March 31, 2010 NovaDel Pharma Inc. (OTCBB: NVDL) announced today that it has entered into a securities purchase agreement to raise approximately $1.5 million in gross proceeds through the sale of approximately 9 million shares of its common stock to selected institutional investors at a price of $0.165 per share. The investors will also receive five year warrants to purchase approximately 4.5 million shares of common stock at an exercise price of $0.25 per share. In addition, the investors will receive six month warrants to purchase an additional approximately 3.0 million shares of common stock at an exercise price of $0.25 per share. The shares and warrants are being offered as a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). NovaDel Pharma Inc. expects to receive total proceeds, net of offering expenses and placement agency fees, of approximately $1.4 million. Such securities purchase agreement contained customary terms and conditions, including a representation and warranty as to NovaDel’s Form 10-K for the fiscal year ending December 31, 2009, which will be filed later today.

The offering will close on March 31, 2010. The net proceeds of the financing will be used primarily for the continued development of Duromist™, our oral spray formulation of sildenafil citrate for erectile dysfunction.

Chardan Capital Markets, LLC served as the placement agent. The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement (File No: 333-159485), a copy of which may be obtained, when available, at the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional terms of this offering (including the full terms and conditions of the securities purchase agreement and warrants) are disclosed in the prospectus supplement and on a Form 8-K each filed with the SEC by NovaDel Pharma Inc. simultaneously with this press release.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company’s actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2009 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACTS:

Steven B. Ratoff

(908) 203-4640
Chairman and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com